Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Second Quarter and First Half 2021 Earnings

Charlottesville, Va., July 29, 2021 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank”) and BRB Financial Group, Inc., announced today financial results for the quarter and year-to-date periods ended June 30, 2021. For the second quarter of 2021, the Company reported net income of $28.6 million, or $1.54 earnings per diluted common share, compared to $4.2 million, or $0.28 earnings per diluted common share, for the first quarter of 2021, and $6.2 million, or $0.73 earnings per diluted common share, for the second quarter of 2020. For the first half of 2021, the Company reported net income of $32.9 million, or $1.94 earnings per diluted common share, compared to $7.1 million, or $0.83 earnings per diluted common share, for the first half of 2020. Earnings per common share for all periods presented is reflective of the 3-for-2 stock split effective April 30, 2021. Net income for the second quarter and first half of 2021 included an after-tax gain of $19.2 million resulting from the sale of over $700 million of loans originated under the Paycheck Protection Program (“PPP”). Net income for all periods presented also reflected merger-related expenses, as further discussed below.

On January 31, 2021, the Company completed the merger of Bay Banks of Virginia, Inc. (“Bay Banks”), the holding company of Virginia Commonwealth Bank, into the Company. Immediately following the completion of the merger, Virginia Commonwealth Bank was merged into Blue Ridge Bank (collectively, the “Bay Banks Merger”). Earnings for the first half of 2021 include the earnings of Bay Banks from the effective date of the merger.

On July 14, 2021, the Company and FVCBankcorp, Inc. (“FVCB”) jointly announced they had entered into a definitive agreement pursuant to which the companies will combine in an all-stock merger of equals (the “FVCB Merger”). The FVCB Merger is subject to customary closing conditions, including regulatory approvals and approval from the shareholders of both companies. The Company anticipates the FVCB Merger will close in the fourth quarter of 2021 or in the first quarter of 2022.

Net income for the second and first quarters of 2021 included approximately $1.0 million and $7.1 million, respectively, in after-tax expenses related to the Bay Banks Merger and the FVCB Merger, while earnings for the second quarter of 2020 included approximately $140 thousand in after-tax merger-related expenses.

“We had a very positive and busy second quarter,” said Brian K. Plum, President and Chief Executive Officer. “The sale of most of our PPP loans put a capstone on our monumental efforts to assist tens of thousands of businesses and families. We are proud of the positive impact we had in facilitating the usage of this critical government program at a time when our communities and country needed it the most.”

“The announced partnership with FVCB will further enhance our efforts to invest in technology and resources needed to stay in front of our evolving customer needs,” continued Plum. “We are excited about the future and the numerous opportunities we see across the financial services landscape.”

Paycheck Protection Program

In the first half of 2021, the Company funded over 20,000 loans for approximately $728 million of PPP loans pursuant to the Economic Aid Act, passed at the end of December 2020 (“PPP2 loans”). Of the PPP2 loans, approximately 19,500 with principal balances of $712.6 million were sold on June 28, 2021. Gross proceeds from the sale were $705.9 million and the Company recorded a pre-tax gain of $24.3 million on the sale after giving effect to $30.9 million of unearned fees, net of deferred costs, and the sale discount. As of June 30, 2021, the Company holds approximately 600 PPP2 loans with an aggregate principal balance of $15.7 million and unearned fees, net of deferred costs, of $367 thousand. PPP2 loans, if not forgiven, have a five-year term and a stated interest rate of 1%. As of June 30, 2021, the Company holds $115.0 million of PPP loans funded in 2020 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“PPP1 loans”). Remaining unearned fees associated with PPP1 loans were $69 thousand as of June 30, 2021. PPP1 loans, if not forgiven, have a one- or five-year term, depending on origination date, and a stated interest rate of 1%.

Processing fees, net of costs, and interest income earned by the Company for PPP1 loans and PPP2 loans in the amounts of $9.5 million and $2.1 million, respectively, were recognized as interest income in the second quarter of 2021, and these amounts for the first half of 2021 were $12.8 million and $3.3 million, respectively. Net processing fees for PPP loans are being recognized over the expected life of these loans, which is one to three years depending on the original loan balance.

The Company’s PPP loans are primarily funded using the Federal Reserve Bank’s Paycheck Protection Program Liquidity Facility (“PPPLF”). As of June 30, 2021, outstanding advances under the PPPLF were $97.4 million. The PPPLF provided funding for the full amount and term of the PPP loans at a fixed annual cost of 0.35%. PPP loans do not count toward bank regulatory capital ratios.

Fintech Business

The Company continues to grow its partnerships with fintech providers and ended the second quarter of 2021 with numerous active partnerships, including Unit, Flexible Finance, Increase, Upgrade, Kashable, Meritize, Jaris, Aeldra, Grow Credit, and MentorWorks. Fintech relationships have resulted in over $45.0 million in related deposits on the balance sheet as of June 30, 2021.

Balance Sheet

The Company reported total assets of $2.76 billion at June 30, 2021, an increase of $1.27 billion from $1.50 billion at December 31, 2020. The increase in total assets was primarily due to the Bay Banks Merger, which increased assets by $1.22 billion at the effective date of the merger. Loans held for investment, excluding PPP loans, increased $996.8 million to $1.73 billion at June 30, 2021 from $732.9 million at December 31, 2020.

Total deposits at June 30, 2021 were $2.19 billion, an increase of $1.25 billion from December 31, 2020, of which $1.03 billion were assumed in the Bay Banks Merger at the effective date of the merger. The Company’s expanding relationships with fintech partners have resulted in over $45.0 million of deposit growth in the first half of 2021.

As previously noted, the majority of PPP loans were funded through the PPPLF, resulting in a decrease in Federal Reserve Bank of Richmond (“FRB”) advances upon the sale of PPP2 loans in the second quarter of 2021. Additionally, the Company redeemed subordinated notes with an initial aggregate principal balance of $10 million in the second quarter of 2021.

Income Statement

Net Interest Income

Net interest income was $30.5 million for the second quarter of 2021 compared to $20.0 million for the first quarter of 2021 and $10.6 million for the second quarter of 2020. Net interest income in the second quarter of 2021 included net interest income added by the Bay Banks Merger, while net interest income in the first quarter of 2021 included that from the Bay Banks Merger from the effective date of the merger, January 31, 2021. Included in interest income for the second quarter of 2021 were approximately $9.5 million and $2.1 million in PPP fees, net of costs, and interest income, respectively, whereas in the first quarter of 2021, PPP fees, net of costs, and interest income were $3.3 million and $1.2 million, respectively. Funding costs for PPP loans under the PPPLF resulted in approximately $382 thousand and $304 thousand of interest expense for the second and first quarters of 2021, respectively. Excluding net interest income from PPP loans, net interest income increased $3.3 million for the second quarter of 2021 compared to the first quarter of 2021. Additionally, accretion of acquired loan discounts included in interest income in the second and first quarters of 2021 were $865 thousand and $387 thousand, respectively, while amortization of purchase accounting adjustments on assumed time deposits and borrowings were $1.0 million and $724 thousand in the same respective periods.

Net interest margin for the second quarter of 2021 was 3.82% compared to 3.43% for the first quarter of 2021 and 3.19% for the second quarter of 2020. PPP loans, including the corresponding funding, had a 55, 6, and 11 basis point positive effect on the Company’s net interest margin for the second quarter of 2021, first quarter of 2021, and second quarter of 2020, respectively. Additionally, accretion and amortization of purchase accounting adjustments related to the Bay Banks Merger had a 22 and 17 basis point positive effect on net interest margin for the second and first quarters of 2021, respectively. Excluding the impact of PPP and purchase accounting adjustments, the Company continues to experience a decline in net interest margin as higher priced loans mature, partially offset by the re-pricing of higher priced term deposits. Cost of deposits were 0.29% for the second quarter of 2021 down from 0.36% for the first quarter of 2021 and 0.65% for the second quarter of 2020.

Provision for Loan Losses

The Company recorded no provision for loan losses for the quarter and year-to-date periods ended June 30, 2021 compared to provision expense of $3.5 million and $4.1 million for the same respective periods of 2020. In 2020, the Company increased its allowance for loan losses through the application of a qualitative factor in response to potential credit losses as a result of the COVID-19 pandemic. The decline in the Company’s allowance for loan losses in the first half of 2021 due to the release of the COVID-19 factor was offset by organic loan growth, specific reserves for impaired loans, and reserve needs for loans that have migrated from the Company’s acquired loan pools.

Noninterest Income

Noninterest income for the second quarter of 2021 was $36.4 million compared to $15.8 million and $16.4 million for the first quarter of 2021 and the second quarter of 2020, respectively. Noninterest income for the second quarter of 2021 included a net gain of $24.3 million realized on the sale of PPP loans. Mortgage banking income, including mortgage servicing rights, contributed $9.0 million of noninterest income in the second quarter compared to $12.7 million and $15.3 million in the first quarter of 2021 and second quarter of 2020, respectively. Other income in the second quarter of 2021 included a $640 thousand fair value adjustment for one of the Company’s investments in a fintech company. Noninterest income for the first halves of 2021 and 2020 was $52.2 million and $21.2 million, respectively. Excluding the gain on sale of PPP loans, noninterest income for the first half of 2021 was $27.9 million, a $6.7 million increase over the same period of 2020, primarily attributable to $3.5 million of income from mortgage servicing rights, $1.4 million of wealth and trust management fees, and $954 thousand of gains on the sale of government guaranteed loans.

Noninterest Expense

Noninterest expense for both the second and first quarters of 2021 was $30.5 million compared to $15.6 million for the second quarter of 2020. Noninterest expenses added with the Bay Banks Merger are included since the effective date of the merger. Merger-related expenses for the second and first quarters of 2021 and the second quarter of 2020 were $1.2 million, $9.0 million, and $177 thousand, respectively. Salaries and employee benefits increased $3.6 million in the second quarter of 2021 from the first quarter of 2021. This increase was primarily due to a full quarter of expenses from the Bay Banks Merger, greater incentive expense, primarily related to the PPP, and higher headcount, primarily to support the Company’s noninterest income business lines. These increases were partially offset by lower salaries and employee benefits in the Company’s mortgage division, which declined approximately $1.5 million in the second quarter of 2021 from the first quarter of 2021. Noninterest expense for the first halves of 2021 and 2020 was $61.1 million and $26.8 million, respectively. Included in these amounts were merger-related expenses of $10.3 million and $446 thousand for the same respective periods.

Mortgage Division

The Company’s mortgage division, which consists of a retail division operating as Monarch Mortgage and a wholesale division operating as LenderSelect Mortgage Group, recorded net income of $764 thousand for the second quarter of 2021 compared to $2.4 million for the first quarter of 2021. Mortgage volumes for the second and the first quarters of 2021 were $337.5 million and $361.4 million, respectively. Income related to mortgage servicing rights decreased to $1.7 million for the second quarter of 2021 from $3.4 million for the first quarter of 2021.

Asset Quality

Nonperforming loans, which include nonaccrual loans and loans 90 days or more past due and accruing interest, totaled $11.9 million at June 30, 2021, an increase of $5.4 million from December 31, 2020. The ratio of nonperforming loans to total assets was 0.43% as of June 30, 2021 and 0.44% as of December 31, 2020. The Company’s allowance for loan losses was $13.0 million at June 30, 2021, or 0.75% as a percentage of gross loans held for investment, excluding PPP loans, compared to 1.89% at December 31, 2020. The Company holds no allowance for loan losses on PPP loans as they are fully guaranteed by the U.S. government. The decrease in the allowance for loan losses as a percentage of gross loans held for investment since December 31, 2020 was primarily attributable to the loans acquired in the Bay Banks Merger, for which no allowance for loan losses carried over in the merger. The remaining acquired loan discounts related to loans acquired in the Company’s mergers were $17.0 million as of June 30, 2021 compared to $1.2 million as of December 31, 2020.

Capital

The Company continually monitors its capital position and remains confident in its ability to maintain capital levels at amounts required for regulatory purposes and for the payment of its common stock dividend. Tangible book value per share, a non-GAAP (defined below) measure, was $12.49 and $10.03 as of June 30, 2021 and December 31, 2020, respectively.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of changes in laws, regulations and policies affecting the real estate industry; (xii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xiv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xv) expenses related to the

FVCB Merger, unexpected delays related to the FVCB Merger, or the inability to obtain regulatory and shareholder approvals or satisfy other closing conditions required to complete the FVCB Merger within the expected time frame, or at all; (xvi) the businesses of the Company and FVCB may not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected; (xvii) customer and employee relationships and business operations may be disrupted by the Bay Banks Merger or the FVCB Merger; (xviii) the effects of the Bay Banks Merger, the FVCB Merger and other acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such transactions; (xix) changes in the level of the Company’s nonperforming assets and charge-offs; (xx) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xxi) potential exposure to fraud, negligence, computer theft and cyber-crime; (xxii) the Company’s ability to pay dividends; (xxiii) the Company’s involvement as a participating lender in the PPP as administered through the Small Business Administration; and (xxiv) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

Blue Ridge Bankshares, Inc.

Consolidated Balance Sheets

(Dollars in thousands except share data)	(unaudited) June 30, 2021	December 31, 2020 (2)
Assets
Cash and due from banks	$296,425	$117,945
Federal funds sold	2,273	775
Securities available for sale, at fair value	261,309	109,475
Restricted equity and other investments	15,310	11,173
Loans held for sale	146,985	148,209
Paycheck Protection Program loans, net of deferred fees and costs	130,193	288,533
Loans held for investment, net of deferred fees and costs	1,729,677	732,883
Less allowance for loan losses	(13,007)	(13,827)

Loans held for investment, net	1,716,670	719,056
Accrued interest receivable	11,072	5,428
Other real estate owned	438	—
Premises and equipment, net	29,551	14,831
Right-of-use asset	6,348	5,328
Bank owned life insurance	46,001	15,724
Goodwill	27,098	19,892
Other intangible assets	8,931	2,922
Mortgage derivative asset	3,143	5,293
Mortgage servicing rights, net	13,149	7,084
Mortgage brokerage receivable	5,264	8,516
Interest rate swap asset	5,072	1,716
Other assets	39,498	16,358

Total assets	$2,764,730	$1,498,258

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$660,937	$333,051
Interest-bearing demand and money market deposits	812,756	282,263
Savings	143,908	78,352
Time deposits	572,970	251,443

Total deposits	2,190,571	945,109

FHLB borrowings	125,118	115,000
FRB borrowings	97,384	281,650
Subordinated notes, net	46,149	24,506
Lease liability	7,795	5,506
Interest rate swap liability	1,445	2,735
Other liabilities	29,442	15,552

Total liabilities	2,497,904	1,390,058

Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 25,000,000 shares authorized; 18,631,073 and 8,577,932 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively (1)	193,259	66,771
Additional paid-in capital	252	252
Retained earnings	70,885	40,688
Accumulated other comprehensive income	2,200	264

	266,596	107,975
Noncontrolling interest	230	225

Total stockholders’ equity	266,826	108,200

Total liabilities and stockholders’ equity	$2,764,730	$1,498,258

(1)	Common stock as of the periods presented is reflective of the 3-for-2 stock split that was effective April 30, 2021.
(2)	Derived from audited December 31, 2020 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.

Consolidated Statements of Income (unaudited)

	For the Three Months Ended
(Dollars in thousands except per share data)	June 30, 2021	March 31, 2021	June 30, 2020
Interest income:
Interest and fees on loans	$32,591	$21,363	$12,443
Interest on taxable securities	1,133	1,130	683
Interest on nontaxable securities	64	52	40
Interest on deposit accounts and federal funds sold	24	31	1

Total interest income	33,812	22,576	13,167

Interest expense:
Interest on deposits	1,682	1,540	1,650
Interest on subordinated notes	868	630	266
Interest on FHLB and FRB borrowings	800	389	606

Total interest expense	3,350	2,559	2,522

Net interest income	30,462	20,017	10,645
Provision for loan losses	—	—	3,500

Net interest income after provision for loan losses	30,462	20,017	7,145

Noninterest income:
Gain on sale of Paycheck Protection Program loans	24,315	—	—
Residential mortgage banking income, net	7,254	9,301	13,708
Mortgage servicing rights	1,707	3,371	1,596
Gain on sale of government guaranteed loans	143	1,074	243
Wealth and trust management	833	602	—
Service charges on deposit accounts	370	327	183
Increase in cash surrender value of bank owned life insurance	237	164	92
Payroll processing	213	270	212
Bank and purchase card, net	299	300	139
Other	1,054	400	180

Total noninterest income	36,425	15,809	16,353

Noninterest expense:
Salaries and employee benefits	17,642	14,009	10,846
Occupancy and equipment	1,868	1,357	875
Data processing	1,534	845	611
Legal, issuer, and regulatory filing	489	576	296
Advertising and marketing	247	290	129
Communications	673	368	187
Audit and accounting fees	291	189	136
FDIC insurance	9	343	230
Intangible amortization	506	400	233
Other contractual services	666	853	179
Other taxes and assessments	1,078	348	245
Merger-related	1,237	9,019	177
Other	4,308	1,915	1,492

Total noninterest expense	30,548	30,512	15,636

Income before income tax	36,339	5,314	7,862
Income tax expense	7,697	1,077	1,644

Net income	$28,642	$4,237	$6,218

Net loss (income) attributable to noncontrolling interest	4	(9)	4

Net income attributable to Blue Ridge Bankshares, Inc.	$28,646	$4,228	$6,222

Net income available to common stockholders	$28,646	$4,228	$6,222

Basic and diluted earnings per common share (EPS) (1)	$1.54	$0.28	$0.73

(1)	EPS has been adjusted for all periods presented to reflect the 3-for-2 stock split that was effective April 30, 2021.

Blue Ridge Bankshares, Inc.

Consolidated Statements of Income (unaudited)

	For the Six Months Ended
(Dollars in thousands except per share data)	June 30, 2021	June 30, 2020
Interest income:
Interest and fees on loans	$53,954	$21,987
Interest on taxable securities	2,263	1,513
Interest on nontaxable securities	116	89
Interest on deposit accounts and federal funds sold	55	1

Total interest income	56,388	23,590

Interest expense:
Interest on deposits	3,222	3,375
Interest on subordinated notes	1,498	443
Interest on FHLB and FRB borrowings	1,189	1,104

Total interest expense	5,909	4,922

Net interest income	50,479	18,668
Provision for loan losses	—	4,075

Net interest income after provision for loan losses	50,479	14,593

Noninterest income:
Gain on sale of Paycheck Protection Program loans	24,315	—
Residential mortgage banking income, net	16,555	17,569
Mortgage servicing rights	5,078	1,596
Gain on sale of government guaranteed loans	1,217	263
Wealth and trust management	1,435	—
Service charges on deposit accounts	697	454
Increase in cash surrender value of bank owned life insurance	401	185
Payroll processing	483	515
Bank and purchase card, net	599	271
Other	1,454	341

Total noninterest income	52,234	21,194

Noninterest expense:
Salaries and employee benefits	31,651	18,006
Occupancy and equipment	3,225	1,732
Data processing	2,379	994
Legal, issuer, and regulatory filing	1,065	490
Advertising and marketing	537	353
Communications	1,041	322
Audit and accounting fees	480	179
FDIC insurance	352	381
Intangible amortization	906	376
Other contractual services	1,519	354
Other taxes and assessments	1,426	469
Merger-related	10,256	446
Other	6,223	2,714

Total noninterest expense	61,060	26,816

Income before income tax	41,653	8,971
Income tax expense	8,774	1,912

Net income	$32,879	$7,059

Net income attributable to noncontrolling interest	(5)	(5)

Net income attributable to Blue Ridge Bankshares, Inc.	$32,874	$7,054

Net income available to common stockholders	$32,874	$7,054

Basic earnings per common share (EPS) (1)	$1.95	$0.83

Diluted earnings per common share (EPS) (1)	$1.94	$0.83

(1)	EPS has been adjusted for all periods presented to reflect the 3-for-2 stock split that was effective April 30, 2021.

Blue Ridge Bankshares, Inc.

Five Quarter Summary of Selected Financial

Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Income Statement Data:
Interest income	$33,812	$22,576	$16,426	$14,444	$13,167
Interest expense	3,350	2,559	2,412	2,615	2,522

Net interest income	30,462	20,017	14,014	11,829	10,645
Provision for loan losses	—	—	2,375	4,000	3,500

Net interest income after provision for loan losses	30,462	20,017	11,639	7,829	7,145
Noninterest income	36,425	15,809	17,436	17,611	16,353
Noninterest expenses	30,548	30,512	22,312	18,674	15,636

Income before income taxes	36,339	5,314	6,763	6,766	7,862
Income tax expense	7,697	1,077	1,182	1,707	1,644

Net income	28,642	4,237	5,581	5,059	6,218
Net loss (income) attributable to noncontrolling interest	4	(9)	—	4	4

Net income attributable to Blue Ridge Bankshares, Inc.	$28,646	$4,228	$5,581	$5,063	$6,222

Per Common Share Data:
Earnings per share - basic (2)	$1.54	$0.28	$0.65	$0.59	$0.73
Earnings per share - diluted (2)	1.54	0.28	0.65	0.59	0.73
Dividends declared - pre-stock split basis	—	0.2925	—	0.1425	0.1425
Book value per common share (2)	14.32	12.88	12.61	11.65	11.22
Tangible book value per common share (2) - Non-GAAP	12.49	11.02	10.03	9.05	8.56
Balance Sheet Data:
Assets	$2,764,730	$3,167,374	$1,498,258	$1,523,299	$1,585,798
Loans held for investment (including PPP loans)	1,859,870	2,304,542	1,021,416	1,072,377	1,053,037
Allowance for loan losses	13,007	13,402	13,827	12,123	8,206
Purchase accounting adjustments (discounts) on acquired loans	16,987	18,691	1,248	1,372	1,519
Loans held for sale	146,985	122,453	148,209	159,925	96,224
Securities	276,619	293,555	120,648	123,329	114,003
Deposits	2,190,571	2,140,118	945,109	915,266	965,857
Subordinated notes, net	46,149	54,588	24,506	24,489	24,472
FHLB and FRB advances	222,502	692,789	396,650	459,611	478,412
Total stockholders’ equity	266,826	239,734	108,200	99,930	95,159
Average common shares outstanding - basic (2)	18,625	15,137	8,579	8,579	8,489
Average common shares outstanding - diluted (2)	18,646	15,154	8,579	8,579	8,489
Financial Ratios:
Return on average assets (1)	3.39%	0.68%	1.48%	1.30%	1.90%
Operating return on average assets (1) - Non-GAAP	3.50%	1.84%	1.62%	1.56%	1.95%
Return on average equity (1)	47.39%	8.69%	21.45%	20.75%	26.83%
Operating return on average equity (1) - Non-GAAP	49.01%	23.29%	23.46%	24.84%	27.43%
Total loan to deposit ratio	91.6%	113.4%	123.8%	134.6%	119.0%
Held for investment loan to deposit ratio	84.9%	107.7%	108.1%	117.2%	109.0%
Net interest margin (1)	3.82%	3.43%	3.88%	3.26%	3.19%
Cost of deposits (1)	0.29%	0.36%	0.56%	0.64%	0.65%
Efficiency ratio	45.7%	85.2%	70.9%	63.4%	57.9%
Operating efficiency ratio - Non-GAAP	43.8%	60.0%	68.8%	59.1%	57.3%
Merger-related expenses (MRE)	1,237	9,019	662	1,264	177
Capital and Asset Quality Ratios:
Average stockholders’ equity to average assets	7.1%	7.9%	6.9%	6.3%	7.1%
Allowance for loan losses to loans held for investment, excluding PPP loans	0.75%	0.79%	1.89%	1.71%	1.17%
Nonperforming loans to total assets	0.43%	0.17%	0.44%	0.30%	0.39%
Nonperforming assets to total assets	0.45%	0.19%	0.44%	0.30%	0.39%
Reconciliation of Non-GAAP Financial Measures (unaudited):
Tangible Common Equity:

Total stockholders’ equity	$266,826	$239,734	$108,200	$99,930	$95,159
Less: Goodwill and other intangibles, net of deferred tax liability (3)	(34,153)	(34,556)	(22,200)	(22,279)	(22,556)

Tangible common equity (Non-GAAP)	$232,673	$205,178	$86,000	$77,651	$72,603

Total shares outstanding (2)	18,631	18,618	8,579	8,579	8,481
Book value per share	$14.32	$12.88	$12.61	$11.65	$11.22
Tangible book value per share (Non-GAAP)	12.49	11.02	10.03	9.05	8.56
Tangible stockholders’ equity to tangible total assets
Total assets	$2,764,730	$3,167,374	$1,498,258	$1,523,299	$1,585,798
Less: Goodwill and other intangibles, net of deferred tax liability (3)	(34,153)	(34,556)	(22,200)	(22,279)	(22,556)

Tangible total assets (Non-GAAP)	$2,730,577	$3,132,818	$1,476,058	$1,501,020	$1,563,242

Tangible common equity (Non-GAAP)	$232,673	$205,178	$86,000	$77,651	$72,603

Tangible stockholders’ equity to tangible total assets (Non-GAAP)	8.5%	6.5%	5.8%	5.2%	4.6%

Operating return on average assets (annualized)
Net income	$28,642	$4,237	$5,581	$5,059	$6,218
Add: MRE, after-tax basis (ATB) (4)	977	7,125	523	999	140

Operating net income (Non-GAAP)	$29,619	$11,362	$6,104	$6,058	$6,358

Average assets	$3,383,015	$2,475,912	$1,510,779	$1,554,549	$1,306,702

Operating return on average assets (annualized) (Non-GAAP)	3.50%	1.84%	1.62%	1.56%	1.95%

Operating return on average equity (annualized)
Net income	$28,642	$4,237	$5,581	$5,059	$6,218
Add: MRE, ATB (4)	977	7,125	523	999	140

Operating net income (Non-GAAP)	$29,619	$11,362	$6,104	$6,058	$6,358

Average stockholders’ equity	$241,731	$195,103	$104,065	$97,545	$92,717

Operating return on average equity (annualized) (Non-GAAP)	49.01%	23.29%	23.46%	24.84%	27.43%

Operating efficiency ratio
Total noninterest expense	$30,548	$30,512	$22,312	$18,674	$15,636
Less: MRE	1,237	9,019	662	1,264	177

Noninterest expense excluding MRE (Non-GAAP)	$29,311	$21,493	$21,650	$17,410	$15,459

Net interest income	30,462	20,017	14,014	11,829	10,645
Noninterest income	36,425	15,809	17,436	17,611	16,353

Operating efficiency ratio (Non-GAAP)	43.8%	60.0%	68.8%	59.1%	57.3%

(1)	Annualized.

(2)	Shares outstanding as of and for the periods stated are reflective of the 3-for-2 stock split that was effective April 30, 2021.

(3)	Excludes mortgage servicing rights.

(4)	Assumes an income tax rate of 21% and full deductibility.